 Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Mersana Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	4,948,362	(2)	$3.7425	(5)	$18,519,245	(5)	$92.70 per $1,000,000	$1,716.73
Equity	Common Stock, $0.0001 par value per share	Other	112,500	(3)	$11.56	(6)	$1,300,500	(6)	$92.70 per $1,000,000	$120.56
Equity	Common Stock, $0.0001 par value per share	Other	112,500	(4)	$8.63	(6)	$970,875	(6)	$92.70 per $1,000,000	$90.00
	Total Offering Amounts						$20,790,620			$1,927.29
	Total Fee Offsets									—
	Net Fee Due									$1,927.29

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of (i) 2,948,362 additional shares issuable under the Mersana Therapeutics, Inc. 2017 Stock Incentive Plan (the “2017 Plan”) and (ii) 2,000,000 shares issuable under the Mersana Therapeutics, Inc. 2022 Inducement Stock Incentive Plan (the “Inducement Plan”).

(3)	Consists of 112,500 shares issuable under a nonstatutory stock option award pursuant to a nonstatutory stock option agreement entered into by the Registrant with Tushar Misra, the Registrant’s Chief Manufacturing Officer, which was granted on August 16, 2021 in accordance with Nasdaq Listing Rule 5635(c)(4).

(4)	Consists of 112,500 shares issuable under a nonstatutory stock option award pursuant to a nonstatutory stock option agreement entered into by the Registrant with Mohan Bala, the Registrant’s Senior Vice President, Program Management and Product Strategy, which was granted on October 25, 2021 in accordance with Nasdaq Listing Rule 5635(c)(4).

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low sale prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on February 24, 2022 for (i) the additional shares issuable under the 2017 Plan and (ii) the 2,000,000 shares issuable under the Inducement Plan.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based on the exercise price per share of the 225,000 shares issuable under the inducement stock option awards for Tushar Misra and Mohan Bala.